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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Tenneco Automotive Inc. on Form S-4 of our report dated February 3, 2003, relating to the consolidated financial statements of Tenneco Automotive Inc. as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs related to (i) a change in accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, and (ii) the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in the Annual Report on Form 10-K of Tenneco Automotive Inc. for the year ended December 31, 2002. We also consent to the reference to us under the headings "Selected Historical Consolidated Financial Data" and "Experts" appearing in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
Chicago, Illinois

September 12, 2003